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Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TransCanada PipeLines Limited

We consent to the use of:

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our report dated February 14, 2011, with respect to the consolidated balance sheets of TransCanada PipeLines Limited as at December 31, 2010 and 2009 and the related consolidated statements of income, comprehensive income, accumulated other comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information, incorporated by reference herein,

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our report dated February 14, 2011, with respect to the related supplemental note entitled "Reconciliation to United States GAAP" as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, incorporated by reference herein, and

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the reference to our firm under the heading "Experts" in the prospectus.

Calgary, Canada
November 14, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.
KPMG Canada provides services to KPMG LLP.

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  Exhibit 5.1